UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


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                                 SCHEDULE 13G





                   Under the Securities Exchange Act of 1934
                         (Amendment No. _______________)*


                    	ADVANCE NANOTECH, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                 		COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                   		007486103
             -----------------------------------------------------
                                 (CUSIP Number)

				12/12/07
             -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)
[X] Rule 13d-1(c)
[] Rule 13d-1(d)

----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. _007486103____                       13G



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)


       MACBAY PARTNERS, LP
	20-5869289

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

	NEW YORK STATE


--------------------------------------------------------------------------------
     NUMBER OF      5.   SOLE VOTING POWER 	0
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER  	2,655,000
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER 		0
      WITH
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER 	2,655,000

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,655,000

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.8%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. _007486103____                       13G


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)


       MACBAY PARTNERS, LLC
	04-6460278

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

	NEW YORK STATE


--------------------------------------------------------------------------------
     NUMBER OF      5.   SOLE VOTING POWER 	0
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER  	2,655,000
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER 		0
      WITH
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER 	2,655,000

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,655,000

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.8%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

	OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G





Item 1.     (a)   Name of Issuer: 	ADVANCE NANOTECH, INC.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

			600 LEXINGTON AVE
			NEW YORK, NY 10022

                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:    MACBAY PARTNER, LP
					    MACBAY PARTNER, LLC
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

			c/o INGALLS & SNYDER, LLC
			61 BROADWAY, NEW YORK NY 10006
                  --------------------------------------------------------------
            (c)   Citizenship:	MACBAY PARTNER, LP - DELAWARE
			        MACBAY PARTNER, LLC - DELAWARE
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

			COMMON STOCK

                  --------------------------------------------------------------
            (e)   CUSIP Number: 007486103


                  --------------------------------------------------------------


Item 3. If this statement is filed pursuant to Section240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)   [ ] An investment adviser in accordance with
	Section 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Section240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)   [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

I. MacBay Partners, LP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:______2,655,000________ .

(b) Percent of class: ____6.8%__________.

(c) Number of shares as to which the person has:

   (i) Sole power to vote or to direct the vote ____2,655,000___.

   (ii) Shared power to vote or to direct the vote ____0__________.

   (iii) Sole power to dispose or to direct the disposition of ___0______.

   (iv) Shared power to dispose or to direct the disposition of _2,655,000.

II. MacBay Partner, LLC

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:______2,655,000________ .

(b) Percent of class: ____6.8%__________.

(c) Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote ____2,655,000___.

	(ii) Shared power to vote or to direct the vote ____0__________.

	(iii) Sole power to dispose or to direct the disposition of ___0______.

	(iv) Shared power to dispose or to direct the disposition of _2,655,000.

Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

Shares reported under shared voting and shared dispositive authority include the assumed conversion of $442,500 par value of Advance Nanotech, Inc. Convertible Notes due 12/19/10 which are convertible at $0.25 per share and shares recievabile uner the assumed excercise of 855,000 Advanced Nanotech, Inc Warrants excercise at 0.30/shares which expire 12/19/12. MacBay Partners, LP ("MacBay"), is an investment partnership managed under an investment advisory contract by Ingalls & Snyder LLC ("Ingalls"), a registered broker dealer and a registered investment advisor. MacBay Partners, LLC is the general partner of MacBay.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date: 2/08/08


MacBay Partners, LP

MacBay Partners, LLC
As General Partner

By: /s/ H. Shepard Boone/s/
---------------------------------
H. Shepard Boone


MacBay Partners, LLC

By:/s/ H. Shepard Boone /s/
---------------------------------

       H. Shepard Boone
       Member


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).



----------------------------------------------------------------------------
                        INDEX TO EXHIBITS

         The following is filed as an Exhibit hereto:

         1.  Joint Filing Agreement of the Reporting Persons.


----------------------------------------------------------------------------
                        EXHIBIT 1 TO SCHEDULE 13G

       The undersigned hereby agree that the Schedule 13G, as amended, to which this is an Exhibit is filed on behalf of each of them.

Date:  February 8, 2008


MACBAY PARTNERS, LP

By MACBAY PARTNERS, LLC, as General Partner

By:  /s/ H. Shepard Boone
	 H. Shepard Boone
	 Member

MACBAY Partners, LLC

By:  /s/ H. Shepard Boone
	 H. Shepard Boone
	 Member